Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I REPORTS SECOND QUARTER 2020 RESULTS

Improving business trends as markets reopen

PERRYSBURG, Ohio (August 4, 2020) – O-I Glass, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2020.

“The first half of 2020 was the most challenging business environment in decades given the sudden onset of the pandemic. However, the second quarter ended on a positive note. After enduring the brunt of COVID-19 in April and May, O-I’s sales volume improved significantly in the latter part of the quarter as markets started to reopen. Likewise, continued strong operating performance and cost control measures helped partially mitigate the impact of the pandemic and contributed to very good cash flow in the quarter,” said Andres Lopez, O-I CEO.

“O-I successfully advanced a number of important strategic efforts to create long-term value. The company’s turnaround initiatives provided a strong platform to improve operating performance and navigate the pandemic. O-I recently completed the sale of its Australia and New Zealand (“ANZ”) operation to optimize its structure and reduce debt. Furthermore, refinancing efforts improved the company’s financial flexibility, and the Paddock Chapter 11 process continues to progress as O-I seeks a final resolution of its legacy asbestos liabilities. Consistent with O-I’s goal to revolutionize glass, the company remains on track with the Generation 1 MAGMA installation in early 2021 that will pave the way for broader deployment starting in 2022,” added Lopez.

Summary

•	Reported Earnings: For the second quarter 2020, loss from continuing operations was $0.64 per share compared with earnings of $0.42 per share (diluted) in the second quarter of 2019. Current quarter results included the unfavorable impact of the pandemic, as well as charges for restructuring, asset impairment and note repurchase premiums.

•	Adjusted Earnings: Excluding certain items management considers not representative of ongoing operations, adjusted earnings[1] were $0.01 per share, compared with $0.69 per share in the second quarter of 2019. Current quarter results reflected the impact of the pandemic and were consistent with the company’s most recent business update that indicated approximately breakeven results.

1 Adjusted earnings per share, segment operating profit of reportable segments (“segment operating profit”), free cash flow, adjusted net interest expense, adjusted effective tax rate and net debt (total debt less cash) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•	Second Quarter Performance Ended on a Promising Note: O-I’s performance improved in June as markets began to reopen after enduring the brunt of the pandemic in April and May. June sales volumes were down 3 percent from the prior year, which compared favorably to the 18 percent decline in daily shipment levels during the April and May period. The benefit of higher selling prices offset cost inflation. Operating performance remained strong, and the company’s turnaround initiatives and cost control measures partially mitigated the impact of COVID-19.

•	Favorable Cash Flows Compared to Prior Year: Cash provided by continuing operations in the second quarter 2020 was $181 million compared to cash utilized in continuing operations in the second quarter 2019 of $67 million. Cash payments for property, plant and equipment were $69 million in the second quarter of 2020 compared to $112 million in the prior year quarter. O-I reported $112 million of free cash flow[1] in the second quarter of 2020 compared to negative free cash flow of $179 million in 2019. Improved cash flows primarily reflected the company’s strong cash and capital management, despite the second quarter typically being a seasonal use of cash for the business.

•	Strong Liquidity: As a result of favorable cash flows, committed liquidity improved over the course of the quarter and exceeded $1.8 billion as of June 30, 2020.

•	Business Outlook: Due to the significant uncertainty related to the pandemic, the company has limited guidance to shipment trends. Based on recent favorable trends, O-I’s full year sales volume outlook is a 4 to 7 percent decline compared to the prior year which is an improvement from the company’s prior outlook of a 5 to 10 percent decline. The company anticipates third quarter 2020 sales volume will be approximately flat to slightly down compared to the prior year period. The outlook for both the full year and third quarter shipments has been normalized for the sale of ANZ as of July 31, 2020.

Second Quarter 2020 Results

Net sales in the second quarter of 2020 were $1.4 billion, compared to $1.8 billion in the second quarter of 2019. Average selling prices improved approximately 1 percent and increased revenue $18 million. However, lower shipments due to the pandemic negatively impacted sales by $255 million. Unfavorable foreign currency translation reduced net sales by $88 million.

Segment operating profit1 was $95 million in the quarter, compared with $236 million in the same period of 2019. Current year profits were impacted $6 million by unfavorable foreign currency translation. The benefit of higher selling prices more than offset incremental cost inflation by $1 million. Reflecting the impact of the pandemic, sales volume in tons declined approximately 15 percent from the prior year quarter and negatively impacted segment operating profit by $84 million. Segment operating profit was negatively impacted by $52 million as lower production levels were partially offset by improved operating performance and cost control efforts. Production levels were down approximately 20 percent from the second quarter of 2019 reflecting required curtailment to comply with government decrees to manage the pandemic, including disruptive lock downs in Mexico and the Andean countries, as well as the company’s effort to align supply with lower demand and manage inventory.

•	Americas: Segment operating profit in the Americas was $52 million compared to $144 million in the second quarter 2019. Results were unfavorably impacted $4 million by foreign currency translation. Overall, segment operating profit benefited from improved operating performance due to O-I’s turnaround initiatives while higher selling prices mostly compensated for incremental cost inflation. Results were negatively impacted by lower sales and production volume due to the pandemic. Sales volume was down approximately 18 percent during the second quarter, but the decline narrowed to 8 percent in June as markets started to reopen.

•	Europe: Segment operating profit in Europe was $42 million compared to $90 million in the second quarter 2019. Results were unfavorably impacted $3 million by foreign currency translation. Segment operating profit benefited from higher selling prices, which more than compensated for incremental cost inflation. Favorable operating performance also boosted segment operating profit driven by turnaround initiatives and cost control measures. These benefits were more than offset by lower sales and production volume due to the pandemic. Sales volume was down approximately 14 percent during the second quarter, but sales volumes were up approximately 3 percent in June as markets started to reopen.

•	Asia Pacific: Segment operating profit in Asia Pacific was $1 million compared to $2 million in the second quarter of 2019. On July 31, 2020, the company completed the divestiture of its ANZ operation, the largest unit within the Asia Pacific region, to Visy Industries.

Retained corporate and other costs were $33 million, which was $5 million higher than the prior year quarter following the sale of the company’s interest in a soda ash joint venture during 2019. O-I’s interest expense, net, was $98 million compared to $68 million last year. Excluding certain items management does not consider representative of ongoing operations, adjusted net interest expense1 was $60 million, down from $66 million in the prior year due to recent refinancing activities.

The company’s effective tax rate was 15.1 percent compared to 27.6 percent last year. Excluding certain items management does not consider representative of ongoing operations, the adjusted effective tax rate1 was 48.3 percent compared to 20.8 percent in the prior year period. The higher rate reflected shifts in regional earnings mix as well as interest expense deductibility limits in certain markets and withholding taxes.

Cash provided by continuing operations in the second quarter 2020 was $181 million compared to cash utilized in continuing operations in the second quarter 2019 of $67 million. Cash payments for property, plant and equipment were $69 million in the second quarter of 2020 compared to $112 million in the prior year quarter. Free cash flow was $112 million in the second quarter of 2020 compared to $179 million of negative free cash flow in the prior year. Improved free cash flow primarily reflected a $288 million improvement in working capital ($150 million excluding the impact of incremental accounts receivable factoring in 2020) and $43 million lower capital expenditures, which more than offset a decline in earnings due to the pandemic.

Total debt was $6.5 billion at June 30, 2020 compared to $6.4 billion at March 31, 2020 and $6.3 billion at June 30, 2019. Net debt1 was $5.4 billion at June 30, 2020 which was down from $5.5 billion at March 31, 2020 and $6.0 billion at June 30, 2019. At the end of the second quarter 2020, O-I maintained in excess of $1.8 billion in total committed liquidity including cash-on-hand as well as undrawn availability on committed lines of credit.

In both the second quarter of 2020 and 2019, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In the second quarter of 2020, these items include approximately $71 million for restructuring, asset impairment and other costs, $38 million of debt refinancing expense and $8 million in pension settlement charges. In the second quarter of 2019, charges excluded from adjusted earnings reflected approximately $42 million for restructuring, asset impairment and other charges.

The company is actively monitoring the impact of the COVID-19 pandemic, which will negatively impact its business and results of operations in 2020 and potentially beyond. The extent to which the company’s operations will be impacted by the pandemic may depend on future developments, which are uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the pandemic and actions by governmental authorities to contain the outbreak or treat its impact among other things.

Conference Call Scheduled for August 5, 2020

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Wednesday, August 5, 2020, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on August 5, 2020. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2020 earnings conference call is currently scheduled for Wednesday, October 28, 2020, at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 25,500 people at 72 plants in 20 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, net debt, and free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs. Net Debt is defined as Total debt less cash. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, and net debt to evaluate its period-over-period operating performance because it believes these provide a useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit, and net debt may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. Free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the company’s principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock, that could adversely affect the company and the company’s liquidity or results of operations, including the impact of deconsolidating Paddock from the company’s financials, risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against the company by such representatives and other third parties, (3) the amount that will be necessary to fully and finally resolve all of Paddock’s asbestos-related claims and the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (10) the impact of COVID-19 and the various governmental, industry and consumer actions related thereto, (11) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (12) consumer preferences for alternative forms of packaging, (13) cost and availability of raw materials, labor, energy and transportation, (14) consolidation among competitors and customers, (15) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (16) unanticipated operational disruptions, including higher capital spending, (17) the company’s ability to further develop its sales, marketing and product development capabilities, (18) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (19) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (20) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on form 10-Q for the quarterly period ended March 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2020	2019	2020	2019
Net sales	$1,418	$1,756	$2,979	$3,393
Cost of goods sold	(1,255)	(1,420)	(2,548)	(2,760)

Gross profit	163	336	431	633

Selling and administrative expense	(97)	(116)	(213)	(231)
Research, development and engineering expense	(13)	(18)	(29)	(34)
Interest expense, net	(98)	(68)	(151)	(132)
Equity earnings	13	19	28	38
Other expense, net	(87)	(55)	(104)	(65)

Earnings (loss) from continuing operations before income taxes	(119)	98	(38)	209

Benefit (provision) for income taxes	18	(27)	(8)	(54)

Earnings (loss) from continuing operations	(101)	71	(46)	155

Loss from discontinued operations		(1)		(1)

Net earnings (loss)	(101)	70	(46)	154

Net earnings attributable to noncontrolling interests		(5)	(5)	(10)

Net earnings (loss) attributable to the Company	$(101)	$65	$(51)	$144

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(101)	$66	$(51)	$145
Loss from discontinued operations		(1)		(1)
Net earnings (loss)	$(101)	$65	$(51)	$144

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.64)	$0.42	$(0.32)	$0.94
Loss from discontinued operations				(0.01)
Net earnings (loss)	$(0.64)	$0.42	$(0.32)	$0.93

Weighted average shares outstanding (thousands)	156,790	155,338	156,435	154,852

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.64)	$0.42	$(0.32)	$0.93
Loss from discontinued operations				(0.01)
Net earnings (loss)	$(0.64)	$0.42	$(0.32)	$0.92

Diluted average shares (thousands)	156,790	156,471	156,435	156,555

O-I GLASS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June 30,	December 31,	June 30,
Unaudited	2020	2019	2019
Assets
Current assets:
Cash and cash equivalents	$1,067	$551	$371
Trade receivables, net	696	621	1,275
Inventories	1,004	1,045	1,015
Prepaid expenses and other current assets	245	271	282
Total current assets	3,012	2,488	2,943

Property, plant and equipment, net	2,976	3,273	3,216
Goodwill	1,806	1,934	2,527
Intangibles, net	314	371	422
Other assets	1,471	1,544	1,615

Total assets	$9,579	$9,610	$10,723

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$916	$1,276	$1,074
Short-term loans and long-term debt due within one year	404	124	96
Current portion of asbestos-related liabilities			135
Other liabilities	566	595	624
Total current liabilities	1,886	1,995	1,929

Long-term debt	6,103	5,435	6,235
Asbestos-related liabilities		486	364
Paddock support agreement liability	471
Other long-term liabilities	1,077	1,130	1,105
Share owners' equity	42	564	1,090

Total liabilities and share owners' equity	$9,579	$9,610	$10,723

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings (loss)	$(101)	$70	$(46)	$154
Loss from discontinued operations	-	1	-	1
Non-cash charges
Depreciation and amortization	121	127	247	253
Pension expense	11	8	20	16
Restructuring, asset impairment and related charges	67	32	67	32
Pension settlement charges	8	2	8	2
Cash payments
Pension contributions	(8)	(8)	(21)	(19)
Asbestos-related payments		(32)		(103)
Cash paid for restructuring activities	(14)	(14)	(22)	(29)
Change in components of working capital	46	(242)	(415)	(939)
Other, net (a)	51	(11)	28	(30)
Cash provided by (utilized in) continuing operating activities	181	(67)	(134)	(662)
Cash utilized in discontinued operating activities		(1)		(1)
Total cash provided by (utilized in) operating activities	181	(68)	(134)	(663)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(69)	(112)	(189)	(233)
Acquisitions, net of cash acquired		(157)		(157)
Contributions and advances to joint ventures		(7)		(22)
Net cash proceeds on disposal of assets	2	-	2	1
Deconsolidation of Paddock	-		(47)
Other, net	(1)	1	1	1
Cash utilized in investing activities	(68)	(275)	(233)	(410)

Cash flows from financing activities:
Changes in borrowings, net	63	381	922	970
Treasury shares repurchased		-		(38)
Payment of finance fees	(45)	(8)	(45)	(8)
Dividend paid	-	(8)	(8)	(16)
Net cash proceeds for hedging activity	42	28	42	28
Distributions to noncontrolling interests	(4)	(7)	(4)	(7)
Other, net	(1)	-	(3)	(3)
Cash provided by financing activities	55	386	904	926
Effect of exchange rate fluctuations on cash	8	2	(21)	6
Increase (decrease) in cash	176	45	516	(141)
Cash at beginning of period	891	326	551	512
Cash at end of period	$1,067	$371	$1,067	$371

(a)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2020	2019	2020	2019
Net sales:
Americas	$724	$934	$1,555	$1,815
Europe	555	650	1,132	1,246
Asia Pacific	132	152	277	303
Reportable segment totals	1,411	1,736	2,964	3,364
Other	7	20	15	29
Net sales	$1,418	$1,756	$2,979	$3,393

Segment operating profit (a):

Americas	$52	$144	$155	$257
Europe	42	90	103	169
Asia Pacific	1	2	6	10
Reportable segment totals	95	236	264	436

Items excluded from segment operating profit:
Retained corporate costs and other	(33)	(28)	(54)	(53)
Items not considered representative of ongoing operations (b)	(83)	(42)	(97)	(42)

Interest expense, net	(98)	(68)	(151)	(132)
Earnings (loss) from continuing operations before income taxes	$(119)	$98	$(38)	$209

Ratio of earnings (loss) from continuing operations before income taxes to net sales	-8.4%	5.6%	-1.3%	6.2%

Segment operating profit margin (c):

Americas	7.2%	15.4%	10.0%	14.2%
Europe	7.6%	13.8%	9.1%	13.6%
Asia Pacific	0.8%	1.3%	2.2%	3.3%
Reportable segment margin totals	6.7%	13.6%	8.9%	13.0%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference Reconciliation to Adjusted Earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2020	2019	2020	2019
Earnings (loss) from continuing operations attributable to the Company	$(101)	$66	$(51)	$145
Items impacting other selling and administrative expense:
Restructuring, asset impairment and other charges		2		2
Items impacting other expense, net:
Restructuring, asset impairment and other charges	71	38	71	38
Strategic transaction costs	4		4
Charge for deconsolidation of Paddock			14
Pension settlement charges	8	2	8	2
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	38	2	38	2
Items impacting income tax:
Net benefit for income tax on items above	(19)	(2)	(19)	(2)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above
Total adjusting items (non-GAAP)	$102	$42	$116	$42

Adjusted earnings (non-GAAP)	$1	$108	$65	$187

Diluted average shares (thousands)	156,790	156,471	156,435	156,555

Earnings (loss) per share from continuing operations (diluted)	$(0.64)	$0.42	$(0.32)	$0.93
Adjusted earnings per share (non-GAAP) (a)	$0.01	$0.69	$0.42	$1.20

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,327 for the three months ended June 30, 2020.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,006 for the six months ended June 30, 2020.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended June 30,
Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2019	$934	$650	$152	$1,736
Effects of changing foreign currency rates (a)	(66)	(15)	(7)	(88)
Price	6	12		18
Sales volume & mix	(150)	(92)	(13)	(255)
Total reconciling items	(210)	(95)	(20)	(325)
Net sales for reportable segments- 2020	$724	$555	$132	$1,411

	Three months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2019	$144	$90	$2	$236
Effects of changing foreign currency rates (a)	(4)	(3)	1	(6)
Net Price (net of cost inflation)	(5)	9	(3)	1
Sales volume & mix	(59)	(22)	(3)	(84)
Operating costs	(24)	(32)	4	(52)
Total reconciling items	(92)	(48)	(1)	(141)
Segment operating profit - 2020	$52	$42	$1	$95

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2019	$1,815	$1,246	$303	$3,364
Effects of changing foreign currency rates (a)	(107)	(34)	(21)	(162)
Price	12	24	1	37
Sales volume & mix	(165)	(104)	(6)	(275)
Total reconciling items	(260)	(114)	(26)	(400)
Net sales for reportable segments- 2020	$1,555	$1,132	$277	$2,964

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2019	$257	$169	$10	$436
Effects of changing foreign currency rates (a)	(10)	(7)	(2)	(19)
Net Price (net of cost inflation)	(11)	22	(7)	4
Sales volume & mix	(69)	(25)	(2)	(96)
Operating costs	(12)	(56)	7	(61)
Total reconciling items	(102)	(66)	(4)	(172)
Segment operating profit - 2020	$155	$103	$6	$264

(a)	Currency effect on net sales and segment operating profit determined by using 2020 foreign currency exchange rates to translate 2019 local currency results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow

	Three Months Ended	Three Months Ended
Unaudited	June 30, 2020	June 30, 2019
Cash provided by (utilized in) continuing operating activities	$181	$(67)
Cash payments for property, plant and equipment	(69)	(112)
Free cash flow (non-GAAP)	$112	$(179)

O-I GLASS, INC.

Reconciliation to Adjusted Interest Expense

	Three Months Ended	Three Months Ended
Unaudited	June 30, 2020	June 30, 2019
Interest Expense, net	$98	$68
Items management considers not representative of ongoing operations	(38)	(2)
Adjusted Interest Expense, net	$60	$66

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited	June 30, 2020	March 31, 2020	June 30, 2019
Total debt	$6,507	$6,398	$6,331
Cash and cash equivalents	1,067	891	371
Net Debt	$5,440	$5,507	$5,960

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

	Three Months Ended	Three Months Ended
Unaudited	June 30, 2020	June 30, 2019
Earnings (loss) from continuing operations before income taxes (A)	$(119)	$98
Items management considers not representative of ongoing operations	121	44
Adjusted Earnings (loss) from continuing operations before income taxes (C)	$2	$142

Benefit (Provision) for income taxes (B)	$18	$(27)
Tax items management considers not representative of ongoing operations	(19)	(2)
Adjusted benefit (provision) for income taxes (D)	$(1)	$(29)

Effective Tax Rate (B)/(A)	15.1%	27.6%
Adjusted Effective Tax Rate (D)/(C)	48.3%	20.8%